Exhibit 21.1

SOLITARIO EXPLORATION & ROYALTY CORP.

Schedule of Subsidiaries

February 28, 2014

Solitario Exploration & Royalty Corp. [Colorado]

- Altoro Gold Corp. [British Columbia, Canada]

 - Altoro Gold (BVI) Corp. [British Virgin Islands]

- Minera Altoro (BVI) Ltd. [British Virgin Islands]

- Minera Andes (BVI) Corp. [British Virgin Islands]

- Compañía Minera Andes del Sur S.A. [Bolivia]

- Minera Altoro Brazil (BVI) Corp. [British Virgin Islands]

- Minera Chambara, S.A. [Peru]

- Minera Solitario Peru, S.A. [Peru]

- Minera Bongará, S.A. [Peru]

- Minera Soloco, S.A. [Peru]

- Mineração Solitario Brazil, Ltd [Brazil]

- Minera Solitario Mexico, S.A. [Mexico]

- Mt. Hamilton, LLC [Colorado]